Exhibit 10.54
PINNACLE FINANCIAL PARTNERS, INC.
Named Executive Officer Compensation Summary
The following table sets forth the current base salaries paid to the Chief Executive Officer and the four other named executive officers of Pinnacle Financial Partners, Inc. (the “Company”), the amount of the cash bonus paid to these persons in 2009 under the Company’s 2008 Cash Incentive Plan, and the amount of a special incentive awarded in April, 2008.

	Current Base	2008 Cash	2008 Special
Executive Officer	Salary	Bonus (#)	Incentive(*)

M. Terry Turner — CEO	$691,000	$161,000	$200,000
Robert A. McCabe, Jr. — Chairman of the Board	$656,000	$153,000	$190,000
Hugh M. Queener — CAO	$323,000	$64,000	$100,000
Harold R. Carpenter — CFO	$323,000	$53,000	$80,000
Charles B. McMahan — Sr. Credit Officer	$215,000	$35,000	$60,000

(#)	The 2008 Cash Bonus was awarded on February 13, 2009 and approximated 25% of the executive officer’s targeted award.

(*)	The 2008 Special Incentive was related to the successful integration of Mid-America Bancshares, Inc. into the Company. The 2008 Special Cash Incentive Plan was approved in April, 2008 by the Company’s Human Resources and Compensation Committee with awards distributed to the five named executives above and 19 other Pinnacle associates.
In addition to their base salaries, these executive officers are also eligible to:
•	Receive cash bonuses under the Company’s 2009 Cash Incentive Plan;

•	Participate in the Company’s equity incentive programs, which currently involves the award of restricted stock pursuant to the Company’s 2004 Equity Incentive Plan; and

•	Participate in the Company’s broad-based benefit programs generally available to its employees, including health, disability and life insurance programs and the Company’s 401k plan.
Additionally, Messrs. Turner, McCabe and Queener receive a monthly car allowance.
On February 17, 2009, the President signed into law the American Recovery and Reinvestment Act (“ARRA”), which, among other things, requires the Secretary of the Treasury to promulgate executive compensation regulations applicable to recipients of funds from the TARP Program. The regulations are required to include, among other things, a prohibition of payments to senior executives upon departure for any reason, a prohibition of bonuses except for limited bonuses payable in restricted stock, a requirement of “clawback” of bonuses based on materially inaccurate criteria, a prohibition of luxury expenditures and annual non-binding shareholder votes on senior executive compensation. The ARRA also provides that TARP recipients can repay the previously provided TARP assistance without regard to the prior requirement that any repayment before December 12, 2011 could only be funded from the proceeds of an offering of Tier 1 capital. The Company is reviewing these matters to determine what impact, if any, such regulatory developments will have on the Company’s executive compensation strategies.
The foregoing information is summary in nature. Additional information regarding the named executive officer compensation will be provided in the Company’s proxy statement to be filed in connection with the 2009 annual meeting of the Company’s shareholders.